EXHIBIT 23a.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-33682, 33-62496, 333-114107 and 333-117818 on Form S-3, and Nos. 33-30856, 33-38411, 33-38587, 33-44788, 333-47403, 33-52691, 33-30756-02, 33-58187, 333-02873, 333-65424, 333-107414 and 333-144893 on Form S-8, of our reports dated February 21, 2008, relating to (1) the 2007 and 2006 consolidated financial statements and financial statement schedule, and the retrospective adjustments to the 2005 consolidated financial statements of Bristol-Myers Squibb Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, effective January 1, 2007, Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, effective January 1, 2006, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an Amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006) and (2) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 21, 2008

E-23-1